Exhibit 10.1

Confidential Material Omitted – To be filed separately with the Securities and Exchange Commission upon request. Double asterisks denote omissions.

Ken Jisser, CEO The Pipeline Group 1625 The Alameda, Suite 402 San Jose, CA 95126 Phone: (408) 348-5069 Email: [**]	ORDER FORM

Rhon Daguro, CEO

Jeremiah Mason, CPO

Graham Arad, General Counsel

authID Inc.

1624 Market St Ste 226

Unit 51767

Denver, Colorado 80202-1559

BANK DETAILS:

Bank of America

6490 Camden Ave, San Jose CA 95120

Phone: (408) 977-4820

Account Name: The Pipeline Group

Account Number: [**]

Routing Number: [**]

TPG Order Form

More effective engagement. More pipeline.

Launchpad xDR as a Service	Deliverables

1. [**] Full-Time Equivalent Business Development Representative (xDR) – xDRs As A [**]	[**]

2. xDR Support (xDR) - xDR Support Rep for Full Time Equivalent xDR[**]	[**]

Sales Development Training	Deliverables

3. xDR Manager – xDR team training and support[**]	[**]

4. Cold Calling Optimization Training – Optimize xDR team’s outbound prospecting skills[**]	[**]

5. xDR Advisory Services & Benchmarking – Executive review and results with benchmarking data[**]	[**]

6. Meeting Hand-off Training for Sales Team – 3-step Process[**]	[**]

LaunchQTM Support & Configuration Services	Deliverables

7. Configuration & Support for LaunchQ – 1st line support for Automated Dialing Technology[**]	[**]

Ideal Customer Profile Services	Deliverables

8. ICP Data Classification – Classify Customer Data in Salesforce.com [**]	[**]

9. Build Outbound Lists – Classify Salesforce.com data for outbound calling [**]	[**]

Conversation Guide Content Curation Services	Deliverables

10. Content Review – Summarize sales, marketing, & product management[**]	[**]

11. Conversation Guide (CG) – Operationalize in salesforce.com[**]	[**]

12. Conversation Guide (CG) Administration – Weekly management and administration of (CG)[**]	[**]

Sales Development Support	Deliverables

13. Network Operations Center – Customer success technology and team[**]	[**]

Business Development Reporting	Deliverables

14. Predictive Pipeline Development Reporting – Maintain (PPD) in CRM[**]	[**]

Data Services	Deliverables

15. Data Services – Custom List Building and Enrich & Append[**]	[**]

Email Content Curation Services	Deliverables

16. Email Content Curation – Custom Emails & Cadences[**]	[**]

CRM Administration Support	Deliverables

17. Salesforce CRM Administration – Administer Salesforce.com on day to day basis [**]	[**]

18. Lead & Activity Management Process (LAMP) – Deploy & Maintain the LAMP process[**]	[**]

19. Dashboard & Reporting Suite – Unified reporting from Salesforce [**]	[**]

20. Account Rationalization – Identify Accounts for rationalization. [**]	[**]

21. Contact Re-Assignment – Identify Contacts to be associated with Master Accounts[**]	[**]

22. Leads Rationalization – Identify Leads for rationalization[**]	[**]

23. Create Fuel Lines via Salesforce Parent Campaigns – Configure fuel lines for MQLs & outbound [**]	[**]

Marketing Automation Support	Deliverables

24. Marketing Automation (MA) System Alignment to LAMP – Integrate MA to LAMP[**]	[**]

25. Marketing System Administration - Administer MA on day to day basis [**]	[**]

26. Marketing System Administration - Administer MA on day to day basis [**]	[**]

Technology Package

Technology	Deliverables

[**]	[**]

Project Assumptions

Assumption	Comments
1. Customer will provide timely access to sales and marketing content and collateral.

2. Automated Dialer licenses are included	List price $[**]/Month

3. Travel expenses are not included	Travel and Expenses will be approved in advance by Customer and added to a separate invoice.

4. TPG Data & Technology Package included in the active services agreement.	All data & technology included during the term of this agreement.

5. Custom or Salesforce APEX code development not in scope

6. Anticipated Results (per xDR) [**]	[**]

7. CRM license fees not included	CRM license fees are included in The Pipeline Group Org. xDR to perform responsibilities in The Pipeline Group Salesforce.com system.

8. TPG Data Services	Human verified data [**] records per month per xDR. For example, if there are [**] xDRs assigned to the customer the xDR team would receive up to [**] records per month. [**]

9. System Administration access to Salesforce.com and Marketing Automation (as needed to support the SDR team during project terms)	Includes basic CRM Administration limited to up to 24 hours per month & basic Marketing Automation Administration limited to up to 24 hours per month.

Terms

Start Date	End Date	Terms	Price
5/22/2023	6/18/2024

Term. One (1) year agreement according to the start date / end date of this agreement, payment terms below, and Terms of Use attached hereto.

Automatic Extension of the Term. On April 18 of each year of the Term, the Term will automatically extend until June 18 of the next calendar year, unless either party, on or before April 18 (the “Extension Date”), notifies the other in writing that the Term shall not extend. In the event that such notice is served then the Agreement shall terminate on June 18 of the same calendar year of the notice.

TPG Data & Technology. TPG data and products included in the agreement or until opt-out is exercised.

[**]This agreement supersedes all previous agreements and will be effective as of May 22, 2023.

The Pipeline Group PE Partner Package Main Tasks & Products 1-26 TPG xDRs, Data, Technology, Content, Management, and Operations Support. Systems Administration (Marketo/SFDC).

PE/VC Partner Price:

$[**] xDR / Data Services / Automated Dialing Technology Mo.

$[**] Systems Administration/Mo.

See Payment Schedule, Exhibit A

Payments	Terms
Project Scope: Main Tasks 1-26	$[**]

Option to add additional xDR as a Service at the discount rate of $[**],000 with 30 days notice.	[**]

Monthly payments are due on the 20th business day of every month and The Pipeline Group will invoice 30 days in advance. The terms, pricing, and conditions included herein expire if this proposal is not executed on or before 6/12/2023.

Please make all checks or wire transfers payable to The Pipeline Group, Inc.

Signatories

authID, Inc.		The Pipeline Group, Inc.

Signed	/s/ Rhon Daguro	Signed	/s/ Ken Jisser
Name	Rhon Daguro	Name	Ken Jisser
Title	CEO	Title	CEO
Date	6/6/2023	Date	6/6/2023

The information contained in this order form is confidential information.

Exhibit A

Payment Schedule

Subscription Period	May 22, 2023 - June 18, 2024
Term Length	13 (months)
30-Day Set-up & Configuration	$[**]
Monthly Per xDR Price (List)	$[**]
Monthly Per xDR Price (Discount)	$[**]
Monthly Per Systems Administration Price (List)	$[**]
Monthly Per Systems Administration Price (Discount)	$[**]
Monthly Price	$[**]
Annual Price	$564,000
Deliverables	[**]

Ex A-1

Exhibit B

Terms of Use

The following terms and conditions (the “Agreement”) govern all use of The Pipeline Group Technology & Services (the “Services”), as set forth in the attached order form entered into with authID Inc. (“authID.ai” or “Customer”) (the “Order Form”). The Service is owned and operated by The Pipeline Group, Inc., (“TPG”). The Service is offered subject to all terms and conditions contained herein. BY USING OR ACCESSING ANY PART OF THE SERVICE, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS CONTAINED HEREIN; IF YOU DO NOT AGREE, DO NOT USE OR ACCESS THE SERVICE.

1. DEFINITIONS

“Browser Extension(s)” means any software plug-in or application that TPG develops that extends the functionality of a web browser in order to support the delivery of the Services.

“Content” means information produced by TPG, or obtained by TPG from publicly available sources or third-party content providers, and made available to Customer pursuant to the Services. Content includes, but is not limited to, Data, Conversation Guides, Ideal Customer Profile Reports, Email Templates.

“Data” means any data provided during the Term including but not limited to contact information, information regarding which specific technology products are in use by specific companies, company firmographic attributes, industry spending estimates and estimated contract renewal dates.

“Order Form” means an online order or ordering document referencing this Agreement specifying the Services or Content that TPG will provide to Customer, including any addenda and supplements.

“Service” means the services purchased by Customer online through a link, or through an Order Form, or provided to Customer free of charge, or through a free trial, and made available to Customer via any Delivery Method, in order to access the Content. Service includes, but is not limited to, Data, Content, and Technology.

“Technology” means the technology provided by TPG as part of the Service including but not limited to Lead Assignment, Account Matcher, Predictable Pipeline, TPG Data Automation, TPG Referrals, TPG Conversation Guide, LAMP Task Activity Outcome by The Pipeline Group, Contact Role Validations, & LaunchQ.

“Term” means the period during which Customer has agreed to subscribe to the Services and Content, as specified in the applicable Order Form. If no period is specified, the Term shall be one (1) year.

“Customer(s)” means an individual accepting this Agreement on his or her behalf or on behalf of a company or other legal entity, an individual authorized by Customer to use the Services, for whom Customer has provisioned the Services. Customers may include Customer’s employees, consultants, contractors, agents, and third parties acting on Customer’s behalf and that have access to the Services.

“Website(s)” means any website available online that is owned or controlled by TPG, including but not limited to the website located at https://hginsights.com, and any of its web pages, as well as any successor websites.

2. ACCESS.

Subject to the terms and conditions of this Agreement, the Service is solely for authID’s use in its business.

TPG may change, suspend or discontinue the Services at any time upon not less than six months’ notice to authID.ai, including the availability of any feature, database, or content. TPG may also impose limits on certain features and services or restrict Customer’s access to parts or all of the Services upon not less than six months’ notice to auithID.ai. If any such changes, suspensions, limits or restrictions materially impact authID.ai’s use of the Services or TPG’s deliverables pursuant to the Order Form, authID.ai shall be entitled to a commensurate reduction and credit for all fees charged after such changes, suspension, limits or restrictions are imposed or take effect. Any such changes suspensions, limits or restrictions which occur without due notice shall be grounds for termination by authID.ai

Customer also certifies that it is legally permitted to use the Service, and takes full responsibility for the selection and use of the Service. This Agreement is void where prohibited by law, and the right to access the Service is revoked in such jurisdictions.

Customer shall be responsible for obtaining and maintaining any equipment or ancillary services needed to connect to, access the Service, including, without limitation, modems, hardware, software, and long distance or local telephone service. Customer shall be responsible for ensuring that such equipment or ancillary services are compatible with the Service.

The Service, Content, Technology and Data are the exclusive property of TPG. All rights, title and interest (including patent, copyright, trade secret rights, trademarks, logos and all other intellectual property rights with respect to the Content) are and will always be and remain the property of TPG, including any future Services, Content, Technology and Data developed as a result of any Customer feedback or suggestions.

The Service, Content, Technology, and Data are available as subscriptions and may be used during the Term only.

3. RESTRICTIONS.

The Service and Content may only be used by Customer for its internal use during the Term. Customer may not sell, resell, license, sublicense, rent, publish, distribute, or make the Services or Content available to any third party.

Customer shall not, nor permit anyone else to, directly or indirectly: (i) reverse engineer, disassemble, decompile or otherwise attempt to discover the source code or underlying algorithms of all or any part of the Service (except that this restriction shall not apply to the limited extent restrictions on reverse engineering are prohibited by applicable local law); (ii) modify or create derivatives of any part of the Service; (iii) rent, lease, or use the Service for timesharing or service bureau purposes; or (iv) remove or obscure any proprietary notices on the Service. As between the parties, TPG shall own all title, ownership rights, and intellectual property rights in and to the Service, and any copies or portions thereof.

Customer may not use the Content to enable the creation of any audience segment in a third-party application including, but not limited to, data management platforms (DMPs) or demand-side platforms (DSPs) or social media platforms for the purpose of delivering targeted programmatic display or social advertising campaigns. Customer may not duplicate, or generate modified versions of, the Technology or Content for the purpose of retaining the Technology or Content beyond the Term.

Customer shall not use any “deep-link”, “page-scrape”, “robot”, “spider” or other automatic device, program, algorithm or methodology, or any similar or equivalent manual process, to access, acquire, copy or monitor any portion of the Service or any Content, or in any way reproduce or circumvent the navigational structure or presentation of the Service or any Content, to obtain or attempt to obtain any materials, documents or information through any means not purposely made available through the Service. TPG reserves the right to bar any such activity.

Customer shall not attempt to gain unauthorized access to any portion or feature of the Service, or any other systems or networks connected to the Service or to any TPG server, or to any of the services offered on or through the Service, by hacking, password “mining”, or any other illegitimate means.

Customer shall not probe, scan or test the vulnerability of the Service or any network connected to the Service, other than Customer’s own network and related systems, nor breach the security or authentication measures on the Service or any network connected to the Service.

Customer shall not take any action that imposes an unreasonable or disproportionately large load on the infrastructure of the Service or TPG’s systems or networks, or any systems or networks connected to the Service or to TPG.

Customer shall not use any device, software or routine to interfere or attempt to interfere with the proper working of the Service or any transaction being conducted on the Service, or with any other person’s use of the Service.

Customer shall not use the Service or any Content for any purpose that is unlawful or prohibited by this Agreement.

Ex B-2

4. FEES.

Customer will be responsible for, and will pay, all such fees as described in the Order Form that identifies The Pipeline Group’s products and services ordered by Customer which is accepted by The Pipeline Group, which is incorporated by this reference and shall take precedence over this Agreement in the event of a conflict.

5. CONTENT.

Customer agrees that all content and materials (collectively, “Content”) delivered via the Service or otherwise made available by TPG at the Website are protected by copyrights, trademarks, service marks, patents, trade secrets or other proprietary rights and laws. Except as expressly authorized by TPG in writing, Customer agrees not to sell, license, rent, modify, distribute, copy, reproduce, transmit, publicly display, publicly perform, publish, adapt, edit or create derivative works from such materials or content. However, Customer may print or download a reasonable number of copies of the materials or content at this Website for Customer’s own informational purposes; provided, that Customer retain all copyright and other proprietary notices contained therein. Reproducing, copying or distributing any content, materials or design elements on the Website for any other purpose is strictly prohibited without the express prior written permission of TPG.

6. INDEMNIFICATION.

(a) Customer is responsible for all of its activity in connection with the Service. Customer shall defend, indemnify, and hold harmless TPG, its affiliates and each of its, and its affiliates employees, contractors, directors, suppliers and representatives from all liabilities, claims, and expenses, including reasonable attorneys' fees, that arise from (i) Customer’s use or misuse of the Service; (ii) Customer’s access to any part of the Service, (iv) and content, information or materials used by Customer in connection with the Service, or (iv) Customer’s violation of this Agreement.

(b) TPG shall defend, indemnify, and hold harmless Customer, its affiliates and each of its, and its affiliates employees, contractors, directors, suppliers and representatives from all liabilities, claims, and expenses, including reasonable attorneys' fees, that arise from (i) TPG’s breach of the warranties set forth herein, or (ii) TPG’s violation of this Agreement. TPG’s indemnity obligations in this Section 6 do not apply to the extent that a Claim results from TPG’s compliance with written instructions provided by Customer in connection with the Services.

7. WARRANTIES.

Customer Warranties to TPG. Customer represents and warrants that: (i) with respect to all information it provides to TPG, Customer has the full right and authority to make such provision and to allow TPG to use such information to provide the Service (including, without limitation, for TPG to provide such information to its data providers), (ii) none of the content (e.g. emails) transmitted, uploaded or otherwise distributed by it (or its partners or any third party) through use of the Service will infringe or otherwise conflict with the rights of any third party, and (iii) it will use the Service only in compliance with all applicable regulations and laws.

TPG Warranties to Customer. TPG represents and warrants that: (i) with respect to all information it provides to Customer, TPG has the full right and authority to make such provision and to allow Customer to use such information to make use of the Service, (ii) none of the Service will infringe or otherwise conflict with the rights of any third party, (iii) it will provide the Service only in compliance with all applicable regulations and laws (iv) TPG will provide the Services in a good and workmanlike manner in accordance with the professional standards normally exercised by professional firms providing services of a similar nature; and (v) will not, directly or indirectly, transmit to nor introduce into any of authID.ai’s servers, any Unauthorized Code. “Unauthorized Code” means any virus, software program or segment of code, or other programming design, instruction, or routine that permits unauthorized access to any authID.ai server, and is intended to damage, detrimentally interfere with, surreptitiously intercept, or expropriate any of the foregoing or any system, data, or personal information.

8. WARRANTY DISCLAIMER.

EXCEPT AS EXPRESSLY SET FORTH IN SECTION 6, THE SERVICE IS PROVIDED ON AN "AS IS" BASIS, WITHOUT WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, IMPLIED WARRANTIES OF MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE. TPG MAKES NO WARRANTY THAT THE RESULTS OF USING THE SERVICE WILL MEET Customer’S REQUIREMENTS.

9. LIMITATION OF LIABILITY.

IN NO EVENT SHALL TPG, ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, VENDORS OR SUPPLIERS BE LIABLE UNDER CONTRACT, TORT, STRICT LIABILITY, NEGLIGENCE OR ANY OTHER LEGAL THEORY WITH RESPECT TO THE SERVICE: (I) FOR ANY LOST PROFITS OR SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES OF ANY KIND WHATSOEVER, EVEN IF FORESEEABLE, (II) FOR ANY BUGS, VIRUSES, TROJAN HORSES, OR THE LIKE (REGARDLESS OF THE SOURCE OF ORIGINATION), OR (III) FOR ANY DIRECT DAMAGES IN EXCESS OF (U.S.) (PROVIDED THAT, IF Customer HAS PAID FEES TO TPG, SUCH AMOUNT WILL BE EQUAL TO THE FEES PAID BY Customer TO TPG DURING THE SIX (6) MONTH PERIOD IMMEDIATELY PRIOR TO THE DATE THE CAUSE OF ACTIONS ACCRUES).

Ex B-3

In addition, TPG shall not be liable for any loss or liability resulting, directly or indirectly, from Customer’s inability to access or otherwise use the Services including, without limitation, any delays or interruptions due to electronic or mechanical equipment failures, denial of service attacks, data processing failures, telecommunications or Internet problems or utility failures. THE FOREGOING LIMITATIONS SHALL NOT APPLY TO THE EXTENT PROHIBITED BY APPLICABLE LAW.

10. TERMINATION.

Notwithstanding the above, either party may terminate this Agreement at any time, with cause as a result of a material breach of the terms of this Agreement, by providing the other party with fourteen (14) days’ written notice and if the relevant breach is not remedied to the reasonable satisfaction of the party serving notice by the end of such notice period, this Agreement shall terminate upon the expiration of such notice period.

11. EXPORT & TRADE CONTROLS.

Customer agrees not to import, export, re-export, or transfer, directly or indirectly, any part of the Service or any information provided on or pursuant to the Service except in full compliance with all United States, foreign and other applicable laws and regulations.

12. PRIVACY & CONFIDENTIALITY

TPG’s current privacy policy is available at https://thepipelinegroup.io// (the “Privacy Policy”), which is incorporated by this reference. TPG strongly recommends that you review the Privacy Policy closely.

(a) Confidential Information. Each Party acknowledges that it has received and may receive information of a confidential nature relating to one or more of the other Party’s customers, assets, liabilities, revenues, trade secrets, technology, know how, other intellectual property, business processes or other business and financial affairs or plans, which may be disclosed in any manner or medium in connection with this Agreement (collectively, “Confidential Information”). The Parties shall use Confidential Information only for the purpose of undertaking their respective obligations in accordance with this Agreement. Except as otherwise provided in this Agreement, a Party shall have no authority to use another Party’s Confidential Information for any other purpose or in any other manner.

(b) Duty to Maintain Confidentiality. The Party disclosing Confidential Information shall at all times retain title to the Confidential Information, except to the extent that the same constitutes Work Product belonging to the Client hereunder. The receiving Parties shall preserve and protect the confidentiality of the disclosing Party's Confidential Information using precautions at least as restrictive as those it takes to protect their own confidential, proprietary and trade secret information (but in no event less than a reasonable degree of care). Except as expressly authorized by this Agreement, the receiving Parties shall not allow others to use, display, copy, disclose, transmit, reverse engineer, disassemble, decompile, or translate all or any part of such Confidential Information without the disclosing Party's prior written consent. The receiving Parties shall limit access to the disclosing Party's Confidential Information to its and its affiliates’ directors, officers, managers, employees and contractors who: (i) have a need to know such Confidential Information to enable that Person to perform its, his or her obligations under this Agreement and (ii) are obligated to protect the confidentiality of such Confidential Information under substantially similar terms as those set forth in this Section.

The receiving Parties shall be fully and directly responsible and liable to the disclosing Party for any breach of this Section by any Persons receiving access to the disclosing Party's Confidential Information through or on behalf of such receiving Party. The disclosing Party shall be entitled to injunctive relief for any breach or threatened breach of this Section.

(c) Exclusions. Excluded from the obligations of this Section 11 is any information that:

(i) is known to the receiving Party prior to disclosure by the disclosing Party as demonstrated by documentary evidence; or

(ii) after disclosure to the receiving Party, is published or otherwise becomes publicly available through no fault of the receiving Party; or

(iii) is developed by the receiving Party independently of knowledge of Confidential Information; or

(iv) has been rightfully acquired by the receiving Party from a third Person without restriction and provided that the third Person had the right to disclose the information without restriction; or

(v) consists of general know how, processes and techniques, which, although similar in purpose and effect to protected Confidential Information, were not developed using and were not derived from Confidential Information.

(d) Exceptions for Legal Process. Further, the receiving Party may disclose Confidential Information to the extent required by law, including applicable securities laws and the requirements or rules of any securities market or exchange, or pursuant to any subpoena, civil investigative demand or similar demand or request of any court, regulatory authority, arbitrator or tribunal. However, in that case the receiving Party shall first give the disclosing Party prompt notice of any order or demand requiring such disclosure (unless prevented from doing such by its terms) and if required by the disclosing Party shall, at the disclosing Party’s cost, make a reasonable effort to obtain a protective order or otherwise protect the confidentiality of such Confidential Information.

Ex B-4

(e) Employees. Each of Consultant and Client shall independently ensure that it and their respective employees, subsidiaries, affiliates, agents and sub-contractors shall observe the provisions of applicable privacy laws and are aware of and comply with the provisions of this Section 11.

(f) Term of Confidentiality. The obligations under this section 11 shall survive termination of this Agreement for any reason and shall continue for a period of 5 years from the date of such termination.

13. COPYRIGHT.

All content included with the Services and on the Website, such as text, graphics, logos, button icons, images, audio clips, digital downloads, data compilations, and software, is the property of TPG or its content suppliers and protected by United States and international copyright laws. The compilation of all content on the Website is the exclusive property of TPG and protected by U.S. and international copyright laws. All software used on (or provided through) the Website and the Services is the property of TPG or its software suppliers and protected by United States and international copyright laws.

14. MISCELLANEOUS.

The failure of either party to exercise in any respect any right provided for herein shall not be deemed a waiver of any further rights hereunder. TPG shall not be liable for any failure to perform its obligations hereunder where such failure results from any cause beyond TPG’s reasonable control, including, without limitation, mechanical, electronic or communications failure or degradation (including "line-noise" interference). If any provision of this Agreement is found to be unenforceable or invalid, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable. This Agreement is not assignable, transferable or sublicensable by Customer except with TPG’s prior written consent. TPG may transfer, assign or delegate this Agreement and its rights and obligations without consent. This Agreement shall be governed by and construed in accordance with the laws of the State of California, as if made within California between two residents thereof, and the parties submit to the exclusive jurisdiction and venue of the state and Federal courts located in Santa Clara, California. Both parties agree that this Agreement constitutes the complete and exclusive statement of the mutual understanding of the parties and supersedes and cancels all previous written and oral agreements, communications and other understandings relating to the subject matter of this Agreement, and that all modifications must be in a writing signed by both parties, except as otherwise provided herein. No agency, partnership, joint venture, or employment is created as a result of this Agreement and Customer does not have any authority of any kind to bind TPG in any respect whatsoever.

TPG Technology: [**]

Ex B-5